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                                                            EXHIBIT NO. 99.10(a)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references made to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information and to the incorporation by reference in this Post-Effective Amendment No. 7 to Registration Statement No. 333-126328 on Form N-1A of our report dated June 13, 2007 on the financial statements and financial highlights of MFS Lifetime Retirement Income Fund, MFS Lifetime 2010 Fund, MFS Lifetime 2020 Fund, MFS Lifetime 2030 Fund and MFS Lifetime 2040 Fund, each a series of MFS Series Trust XII, included in the Funds' 2007 Annual Report to Shareholders.


ERNST & YOUNG LLP
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Ernst & Young LLP

Boston, Massachusetts
June 25, 2007